Exhibit 99.1

Contact at 214/432-2000
Steven R. Rowley
President & CEO

Arthur R. Zunker, Jr.
Senior Vice President & CFO

News For Immediate Release
EAGLE MATERIALS INC. REPORTS
RECORD HIGH QUARTER DILUTED EPS (UP 81%) AND
RECORD HIGH QUARTER REVENUES (UP 27%)
     (Dallas, TX July 24, 2006): Eagle Materials Inc. (NYSE: EXP) today reported financial results for the first quarter of fiscal 2007 ended June 30, 2006 and issued guidance for the second quarter of its fiscal year 2007. Eagle produces and distributes Gypsum Wallboard, Cement, Recycled Paperboard and Concrete and Aggregates.
•	HIGHEST QUARTERLY OPERATING EARNINGS IN OUR HISTORY

•	RECORD HIGH QUARTERLY SALES VOLUME IN WALLBOARD – 735 MILLION SQUARE FEET

•	HIGHEST QUARTERLY WALLBOARD AVERAGE NET SALES PRICE IN OUR HISTORY – INCREASED $49 PER MSF FROM LAST YEAR’S FIRST QUARTER

•	RECORD HIGH QUARTERLY SALES VOLUME IN CEMENT – 910 THOUSAND TONS

•	HIGHEST QUARTERLY CEMENT AVERAGE NET SALES PRICE IN OUR HISTORY – INCREASED $12 PER TON FROM LAST YEAR’S FIRST QUARTER
     For the quarter ended June 30, 2006, revenues and net earnings were $260 million and $59 million, respectively. Revenues increased 27% over the prior year first quarter and net earnings increased 69% over the same period last year. Diluted earnings per share for the first quarter of fiscal 2007 were $1.16 compared with $0.64 in the same period a year ago, an 81% increase.
     Eagle remains well positioned to continue to achieve strong financial results given our low cost operations which supply construction products and building materials to the construction industry with a regional emphasis in the Sunbelt. Total U.S. construction spending remains strong. According to the U.S. Census Bureau, total construction spending during May 2006 was estimated at a seasonally adjusted annual rate of $1.2 trillion, 6% above the May 2005 estimate.
     The Gypsum Association reported approximately 19 billion square feet of wallboard was shipped by U.S. manufacturers during the first six months of calendar 2006, a 7% increase over the same period in the prior record year requiring foreign imports to meet these high demands. In addition, industry wallboard shipments for the quarter ended June 30, 2006 were up 3% over the prior year’s same quarter and average daily industry shipments of wallboard during the month of June 2006 were at an all-time high of 151 mmsf per day. We believe that the strong wallboard demand is due to increasing commercial construction activity offsetting a weakening residential construction market, which has declined in certain regions of the country, but has remained strong in our primary markets. For the remainder of the year, we expect total gypsum wallboard demand to remain strong and supply to be tight (with 95%+ industry capacity utilization).
     National demand for cement also remains at a record high level with imports projected to fulfill approximately 30% of the U.S. construction industry demand this year. Due to the strength in road and bridge construction along with growing demand from commercial construction, shipments of Portland cement in the U.S. have increased 6.5% through May 2006 versus the same period in the prior record year. Regionally, with the exception of Northern California, demand in Eagle Materials’ cement markets remains at high levels. Low inventories and strong demand continue to put upward pressure on cement pricing. Our first quarter pricing was the highest in Eagle’s history. We have announced mid-July price increases of approximately $5 per ton in our Texas and Mountain cement markets. In addition, price increases of $10 per ton are now being announced for next year in many U.S. markets, including most of Eagle Materials’ cement markets.
     Based on the above factors, the Company expects to report earnings ranging from $1.30 to $1.40 per diluted share for the second quarter of fiscal 2007 ending September 30, 2006, and annual earnings ranging from $4.40 to $4.70 per diluted share for fiscal 2007.
GYPSUM WALLBOARD
     Gypsum Wallboard revenues for the first quarter totaled $148 million, a 41% increase over the $105 million for the same quarter a year ago. Gypsum Wallboard’s first quarter operating earnings were $64 million, up 130% from the $28 million for the same quarter last year. The revenue and earnings gain for the quarter resulted from higher sales prices and record first quarter sales volume. The average net sales price for this fiscal year’s first quarter was $168 per MSF, 41% greater than the $119 per MSF for the same quarter last year. Gypsum Wallboard sales volume of 735 million square feet (MMSF) for the quarter increased 5% from the prior year’s first quarter.
CEMENT
     Operating earnings from Cement increased 37% to $22 million for the first quarter this year from $16 million for the same quarter last year. The earnings gain was due primarily to a record high average net sales price and record first quarter sales volumes. Cement revenues, including joint venture and intersegment revenues, for the first quarter totaled $89 million, 17% greater than the $76 million for the same quarter a year ago. Cement sales volume for the first quarter totaled 910,000 tons, 1% above the 898,000 tons for the same quarter last year. To meet these strong market requirements, Eagle increased its lower margin purchased cement sales volumes for the quarter to approximately 242,000 tons, up nearly 50% over last year’s first quarter. The average net sales price for this fiscal year’s first quarter was $91 per ton, 16% greater than the $79 per ton for the same quarter last year.
PAPERBOARD
     Eagle’s Paperboard operation reported first quarter revenues, including sales to Eagle’s Wallboard operations, of $35 million which was 2% greater than last year’s first quarter. Paperboard operating earnings of $5 million for the first quarter this year were down 15% from last year’s first quarter operating earnings due primarily to a larger percentage of sales of low margin containerboard grade paper. For this year’s first quarter, Paperboard sales volume was 77,000 tons, up 5% from last year’s first quarter sales volume of 73,000 tons. This year’s first quarter average net sales price of $440 per ton was 4% below last year’s first quarter average net sales price of $458 per ton.

CONCRETE AND AGGREGATES
     Revenues from Concrete and Aggregates were $24 million for this year’s first quarter, 5% greater than the $23 million for the first quarter a year ago. Concrete and Aggregates reported a $4 million operating profit for this year’s first quarter, up 9% from the same quarter last year, due to increased net sales prices at both of our operations.
     Concrete sales volume declined 4% for the first quarter this year to 223,000 cubic yards from 233,000 cubic yards for the same quarter last year. Our Concrete quarterly average net sales price of $69 per cubic yard for the first quarter of fiscal 2007 was a record and was 18% higher than the $58 per cubic yard for the first quarter a year ago. Our Aggregates operation reported sales volume of 1.3 million tons for the current quarter, 17% less than the 1.6 million tons reported in the first quarter last year. Our Aggregates quarterly average net sales price was a record high $6.57 per ton during the first quarter and was 15% above last year’s first quarter Aggregates average net sales price.
DETAILS OF FINANCIAL RESULTS
     We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the “Joint Venture”). We utilize the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenues and operating earnings, which is consistent with the way management organizes the segments within the Company for making operating decisions and assessing performance.
     In addition, for segment reporting purposes, we report intersegment revenues as a part of a segment’s total revenues. Intersegment sales are eliminated on the income statement. Refer to Attachment 4 for a reconciliation of the amounts referred to above.

     Eagle’s senior management will conduct a conference call to discuss the financial results, forward looking information and other matters at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Tuesday, July 25, 2006. The conference call will be webcast simultaneously on the Eagle Web site http://www.eaglematerials.com. A replay of the webcast and the presentation will be archived on that site for one year. For more information, contact Eagle at 214-432-2000.
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     Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s business; public infrastructure expenditures; adverse weather conditions; availability of raw materials; changes in energy costs including, without limitation, natural gas; changes in the cost and availability of transportation; unexpected operational difficulties; inability to timely execute announced capacity expansions; governmental regulation and changes in governmental and public policy; changes in economic conditions specific to any one or more of the Company’s markets; competition; announced increases in capacity in the gypsum wallboard and cement industries; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including natural gas) could affect the revenues and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006. This report is filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.
For additional information, contact at 214/432-2000.
Steven R. Rowley
President and Chief Executive Officer
Arthur R. Zunker, Jr.
Senior Vice President and Chief Financial Officer
(1) Summary of Consolidated Earnings
(2) Revenues and Earnings by Lines of Business (Quarter)
(3) Sales Volume, Net Sales Prices and Intersegment and Cement Revenues
(4) Consolidated Balance Sheets

Eagle Materials Inc.
Attachment 1
Eagle Materials Inc.
Summary of Consolidated Earnings
(dollars in thousands, except per share data)
(unaudited)

			Quarter Ended June 30,
			2006	2005	Change
Revenues			$259,974	$204,798	27%

Earnings Before Income Taxes			$89,756	$50,182	79%

Net Earnings			$59,092	$34,908	69%

Earnings Per Share:

	—	Basic	$1.17	$0.64	83%

	—	Diluted	$1.16	$0.64	81%

Average Shares Outstanding:

	—	Basic	50,335,024	54,315,939	-7%

	—	Diluted	51,157,170	54,965,496	-7%

Eagle Materials Inc.
Attachment 2
Eagle Materials Inc.
Revenues and Earnings by Lines of Business
(dollars in thousands)
(unaudited)

	Quarter Ended June 30,
	2006	2005	Change
Revenues*

Gypsum Wallboard	$147,687	$104,838	41%
	57%	51%
Cement (Wholly Owned)	68,300	57,335	19%
	26%	28%
Paperboard	19,491	19,089	2%
	8%	9%
Concrete & Aggregates	23,671	22,412	6%
	9%	11%
Other, net	825	1,124	-27%
	0%	1%

Total	$259,974	$204,798	27%
	100%	100%

Operating Earnings

Gypsum Wallboard	$63,975	$27,851	130%
	67%	51%
Cement:
Wholly Owned	15,959	10,502	52%
Joint Venture	5,997	5,527	9%

	21,956	16,029	37%
	23%	30%
Paperboard	5,267	6,164	-15%
	5%	11%
Concrete & Aggregates	3,775	3,452	9%
	4%	6%
Other, net	825	1,124	-27%
	1%	2%

Total Operating Earnings	95,798	54,620	75%
	100%	100%

Corporate General Expenses	(4,279)	(3,102)
Interest Expense, net	(1,763)	(1,336)

Earnings Before Income Taxes	$89,756	$50,182	79%

*Net of Intersegment and Joint Venture Revenues listed on Attachment 3.

Eagle Materials Inc.
Attachment 3
Eagle Materials Inc.
Sales Volume, Net Sales Prices and Intersegment and Cement Revenues
(unaudited)

	Sales Volume
	Quarter Ended
	June 30,
	2006	2005	Change

Gypsum Wallboard (MMSF’s)	735	697	5%

Cement (M Tons):
Wholly Owned	707	671	5%
Joint Venture	203	227	-11%

	910	898	1%
Paperboard (M Tons):
Internal	31	29	7%
External	46	44	5%

	77	73	5%

Concrete (M Cubic Yards)	223	233	-4%

Aggregates (M Tons)	1,299	1,572	-17%

	Average Net Sales Price *
	Quarter Ended
	June 30,
	2006	2005	Change

Gypsum Wallboard (MSF)	$167.85	$119.18	41%
Cement (Ton)	$91.04	$78.55	16%
Paperboard (Ton)	$440.06	$457.69	-4%
Concrete (Cubic Yard)	$68.75	$58.37	18%
Aggregates (Ton)	$6.57	$5.69	15%
*Net of freight and delivery costs billed to customers.

	Intersegment and Cement
	Revenues
	($ in thousands)
	Quarter Ended
	June 30,
	2006	2005
Intersegment Revenues:
Cement	$2,256	$1,598
Paperboard	15,227	14,862
Concrete and Aggregates	317	447

	$17,800	$16,907

Cement Revenues:
Wholly Owned	$68,300	$57,335
Joint Venture	18,212	16,856

	$86,512	$74,191

Eagle Materials Inc.
Attachment 4
Eagle Materials Inc.
Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	June 30,		March 31,
	2006	2005	2006*
ASSETS
Current Assets –
Cash and Cash Equivalents	$97,233	$14,578	$54,766
Accounts and Notes Receivable, net	105,785	85,865	94,061
Inventories	67,401	55,981	67,799

Total Current Assets	270,419	156,424	216,626

Property, Plant and Equipment –	893,886	804,542	856,227
Less: Accumulated Depreciation	(307,054)	(273,231)	(298,665)

Property, Plant and Equipment, net	586,832	531,311	557,562
Investments in Joint Venture	27,594	26,707	27,847
Goodwill and Intangibles	67,695	66,879	67,854
Other Assets	15,384	16,752	19,027

	$967,924	$798,073	$888,916

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Note Payable	$—	$39,400	$—
Accounts Payable and Accrued Liabilities	131,699	106,356	104,699

Total Current Liabilities	131,699	145,756	104,699

Long-term Debt	200,000	55,000	200,000
Deferred Income Taxes	117,995	115,404	119,479
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000
Shares; None Issued	—	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000
Shares; Issued and Outstanding 50,406,400, 53,517,234 and 50,318,797 Shares, respectively	504	534	503
Capital in Excess of Par Value	3,220	—	—
Accumulated Other Comprehensive Losses	(1,404)	(1,842)	(1,404)
Retained Earnings	515,910	483,221	465,639

Total Stockholders’ Equity	518,230	481,913	464,738

	$967,924	$798,073	$888,916

*From audited financial statements.